EXHIBIT 10.46

                                                                           FINAL
                                                                           =====
                           PURCHASE AND SALE AGREEMENT

     This 20th day of February, 2007


1.   PARTIES

     Quaker Fabric Corporation of Fall River, a Massachusetts corporation, hereinafter called "SELLER," agrees to SELL

     and

     Rosewood Management Associate, Inc., a Massachusetts corporation, or its corporate nominee, hereinafter called "BUYER," agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2.   DESCRIPTION

     The land with the building and improvements thereon located at 1082 Davol Street, Fall River, Bristol County, Massachusetts more particularly described in Exhibit A (hereinafter the "Premises").

3.   TITLE DEED

     The Premises are to be conveyed by a good and sufficient quitclaim deed, the form of which is attached hereto as Exhibit B, running to BUYER, or to the nominee designated by BUYER by written notice to SELLER at least three
     (3) business days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except:

     (a)  Provisions of existing building and zoning laws;

     (b) Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

     (c) Easements, restrictions and agreements of record insofar as in force and applicable; and

     (d) Any liens for municipal betterments assessed after the date of this Agreement.


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     Any matter relating to the performance of this Agreement that is the subject of a title, practice or ethical standard of the Massachusetts Conveyancers Association shall be governed by the provision of said standard to the extent applicable.

4.   PURCHASE PRICE

     The agreed purchase price for the Premises is Four Million Seven Hundred Thousand and 00/100 Dollars ($4,700,000.00), of which

     $   230,000    have been paid to Stewart Title Guaranty Company ("Escrow
     -----------    Agent") as the deposit this day (subject to collection) ("
                    Initial Deposit"; prior to the second payment referenced below, the "Deposit");

     $   100,000    shall be paid within two (2) business days after the
     -----------    expiration of the Inspection Period (as defined below)
                    should BUYER proceed with the transaction (together with the Initial Deposit, the "Deposit"), and

     $ 4,370,000    are to be paid by wire transfer of immediately available
     -----------    federal funds at the time of delivery of the deed in
                    accordance with the terms of this Purchase and Sale
                    Agreement.

     ===========

     $ 4,700,000    TOTAL
     -----------

5.   TIME FOR PERFORMANCE; DELIVERY OF DEED

     The delivery of the deed will take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 10 a.m. on a date designated by no less than five (5) business days prior written notice from BUYER to SELLER but no later than March 15, 2007. It is agreed that time is of the essence of this Agreement.

6.   POSSESSION AND CONDITION OF PREMISES

     Full possession of the Premises is to be delivered at the time of the delivery of the deed, the Premises to be then in the same condition as they are now, reasonable use and wear thereof excepted. BUYER shall be entitled to inspect the Premises prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this clause. It shall be a condition to the performance of BUYER hereunder that there be no change in the corporate status of SELLER that would materially impair its ability to perform its obligations hereunder.

7.   EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM

     If SELLER shall be unable to give title or to make conveyance, as herein stipulated, or if at the time of the delivery of the deed the Premises do not conform with the provisions hereof, then all payments made under this agreement shall be refunded and all other obligations of the parties hereto shall cease and this agreement shall be void and without recourse to the parties hereto, unless SELLER shall elect, in its sole discretion, to use reasonable efforts to remove any defects in title, or to make the Premises conform to the provisions hereof, as the case may be, in which event SELLER shall give written notice thereof to BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of thirty days. Notwithstanding the foregoing, SELLER shall cause any mortgages and other voluntary monetary encumbrances encumbering the Premises to be discharged at the Closing.

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8.   FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM

     If at the expiration of the extended time SELLER shall have failed so to remove any defects in title, or make the Premises conform, as the case may be, all as herein agreed, then any payments made under this Agreement shall be forthwith refunded to BUYER and all other obligations of the parties hereto shall cease and this Agreement shall be void without recourse to the parties hereto.

9.   BUYER'S ELECTION TO ACCEPT TITLE

     In addition to BUYER's rights under the provisions of Sections 7 and 8 above, BUYER shall have the election, at either the original or any extended time for performance, to accept such title as SELLER can deliver to the Premises in their then condition and to pay therefore the purchase price without deduction, in which case SELLER shall convey such title.

10.  ACCEPTANCE OF DEED

     The acceptance of a deed by BUYER or its nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

11.  USE OF MONEY TO CLEAR TITLE

     To enable SELLER to make conveyance as herein provided, SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are either recorded simultaneously with the delivery of said deed or thereafter consistent with customary Massachusetts conveyancing practice.

12.  INSURANCE

     Until the delivery of the deed, SELLER shall maintain such insurance on the Premises as is presently in force.

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13.  ADJUSTMENTS

     Interest on the Deposit shall be credited to BUYER, unless the Deposit is retained by SELLER under the provisions of Section 17 below, in which event the Deposit with interest thereon shall be paid to SELLER. Water, sewer and other utility services shall be adjusted as of the date of closing. SELLER shall receive a credit for any deposits held by utility providers with respect to the Premises. SELLER shall be responsible for the payment of Massachusetts deed excise stamps. The parties shall share equally the expense of the Escrow Agent.

14.  ADJUSTMENT OF UNASSESSED AND ABATED TAXES

     If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

15.  BROKER

     SELLER and BUYER each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than Giroux and Company (the "Broker"). SELLER shall be solely responsible for the payment of any brokerage fee to the Broker if, as and when title passes and consideration is paid. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this paragraph. The provisions of this paragraph shall survive the delivery of the deed or the termination of this agreement.

16.  DEPOSIT

     Escrow Agent shall hold the Deposit accordance with the terms and provisions of this Agreement, subject to the following:


          16.1. Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

          16.2. Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement. Without limitation of the foregoing, Escrow Agent shall be entitled to rely upon written notice from Buyer to Seller and Escrow Agent as to the exercise by Buyer of its right to terminate this Agreement in accordance with the provisions hereof, and shall release the Deposit to Buyer upon receipt of such notice without the written approval or consent of Seller.

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          16.3. Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, SELLER and BUYER shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection SELLER and BUYER shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

          16.4. Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both SELLER and BUYER, or, in the absence of such agreement, a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

          16.5. Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

17.  BUYER'S DEFAULT; DAMAGES

     If BUYER shall fail to fulfill BUYER's agreements herein prior to or as of the closing, one-half of the Deposit made hereunder by BUYER shall be retained by SELLER as liquidated damages and forfeiture of one-half of the Deposit shall be SELLER's exclusive remedy at law and in equity for any default by BUYER prior to or as of the closing, and the remaining one-half of the Desposit shall be returned to BUYER simultaneously with delivery of one-half of the Deposit to SELLER. The provisions of this clause shall survive the delivery of the deed and shall supersede any agreement, obligation or legal rights of the parties that are contrary to the liquidation of damages provisions hereof. In the event SELLER breaches or fails, without legal excuse, to complete the sale of the Premises or to perform its obligations under this agreement, BUYER may, as its sole remedies therefor, either (a) terminate this agreement, and receive a return of the Deposit hereunder, or (b) bring an action for specific performance filed within thirty days following such breach.

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18.  LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY

     If SELLER or BUYER executes this Agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

19.  NO WARRANTIES OR REPRESENTATIONS

     BUYER acknowledges that BUYER has not been influenced to enter into this transaction nor has BUYER relied upon any warranties or representations made by SELLER. The provisions of this clause shall survive the delivery of the deed.

20.  CONSTRUCTION OF AGREEMENT; MISCELLANEOUS

     This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, supersedes all prior agreements between SELLER and BUYER, is binding upon and inures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, permitted successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both SELLER and BUYER. BUYER shall not record or file this agreement, or a copy thereof, in or with the public records in which deeds are recorded or filed. If BUYER records or files this Agreement, the same shall constitute a default of BUYER hereunder. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties.

21.  NOTICES

     Any notice required or desired hereunder shall be given in writing and shall be deemed duly delivered when deposited with a recognized overnight courier service, addressed as follows:

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     (a) In the case of notice to SELLER:

         Quaker Fabric Corporation of Fall River
         941 Grinnell Street
         Fall River, MA 02721-5215
         Attn:  Cynthia L. Gordan, Esq., General Counsel
         Fax Number: (508) 678-2656

         with a copy to:

         Wilmer Cutler Pickering Hale and Dorr LLP
         60 State Street
         Boston, MA 02109
         Attn: Katharine E. Bachman, Esq.
         Fax Number: (617) 526-5000

     (b) In the case of notice to BUYER:

         Rosewood Management Company
         40 Mechanic Street, Suite 300
         Marlborough, MA  01752
         Attn: Robert J. Depietri, Jr.

         With a copy to:

         Barry D. Greene, Esq.
         Portnoy and Greene, P.C.
         687 Highland Avenue
         Needham, MA 02494

     (c) In case of notice to ESCROW AGENT:

         Stewart Title Guaranty Company
         99 Summer Street, 12th Floor
         Boston, MA 02110
         Attn: Marie L. Franco, Esq.
         Fax Number: (617) 737-8370

22.  INSPECTION PERIOD; AGREEMENT UPON LEASE AND LETTER OF CREDIT; AS-IS
     CONVEYANCE

     (a) BUYER shall have the period from the date of this agreement through 5:00 pm on February 22, 2007 ("Inspection Period") to review title, survey, permitting, environmental, and other due diligence matters related to the Premises. All costs and expenses of this review shall be at the sole expense of the BUYER, including costs of title insurance, surveys, and environmental inspections. Any damage done by BUYER or BUYER's consultants shall be repaired by BUYER at BUYER's expense. BUYER hereby agrees to defend, indemnify, and hold SELLER harmless from and against any liability, loss, cost, or expense arising from such investigations. In no event shall BUYER have the right to perform any intrusive testing of the Premises without the consent of SELLER, which consent may be withheld by SELLER in its sole discretion. Prior to such entry, BUYER shall provide SELLER with a certificate of BUYER's or BUYER's consultants' commercial general liability insurance in the amount of One Million Dollars ($1,000,000) in a form reasonably satisfactory to SELLER, which certificate shall name SELLER as an additional insured. BUYER shall have the right to terminate this agreement by written notice to SELLER prior to the expiration of the Inspection Period due to BUYER's dissatisfaction with such matters, in BUYER's sole discretion. In the event of BUYER's election to terminate this Agreement prior to the expiration of the Inspection Period, and upon notice of such election timely given, this agreement shall be null and void and of no legal effect except for the immediate return of the Initial Deposit hereunder, and for the indemnification obligation of BUYER hereunder. If BUYER does not so terminate this agreement prior to expiration of the Inspection Period as aforesaid, this agreement shall remain in full force and effect, and BUYER shall have no further right to terminate this agreement under the provisions of this Section 22.

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     (b) BUYER and SELLER shall have the period from the date of this agreement through the expiration of the Inspection Period to agree upon a form of lease ("Lease") to be entered in to by BUYER, as landlord, and SELLER, as tenant, with respect to the 4th and 5th floors and basement of the building and the shed on the premises, as well as the form of a letter of credit to be delivered by SELLER to BUYER as security for the Lease (the Lease and letter of credit are hereafter referenced as the "Lease Documents"). Each party shall have the right to terminate this agreement by written notice to the other party prior to the expiration of the Inspection Period due to an inability to agree upon the Lease Documents, such right to be exercised in the sole discretion of the terminating party. In the event of a party's election to terminate this Agreement hereunder prior to the expiration of the Inspection Period, and upon notice of such election timely given, this agreement shall be null and void and of no legal effect except for the immediate return of the Initial Deposit hereunder, and for the indemnification obligation of BUYER hereunder. In addition, if SELLER and BUYER do not agree in writing upon the Lease Documents prior to the expiration of the Inspection Period, then this Agreement shall automatically terminate without further action of the parties, and this agreement shall be null and void and of no legal effect, except for the immediate return of the Initial Deposit hereunder, and for the indemnification obligation of BUYER hereunder.

     (c) BUYER, on behalf of itself and its successors and assigns, hereby acknowledges and agrees that BUYER shall acquire the Premises in their "as is, with all faults" condition, and waives its right to recover from, and forever releases and discharges, SELLER, its shareholders, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Premises,
     (ii) except with respect to SELLER's warranty of title set forth in the Deed, the condition of title to the Premises, (iii) the presence on, under or about the Premises of any hazardous or regulated substance, or (iv) the compliance of the Premises with any applicable federal, state or local law, rule or regulation. The terms and provisions of this Section 22 shall survive Closing and/or termination of this Agreement.

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23.  SELLER'S CLOSING DOCUMENTS.

     At the Closing, SELLER shall deliver to BUYER:

     (a)  the Quitclaim Deed;

     (b)  the Lease Documents;

     (c) a parties in possession and mechanics' and materialmen's lien affidavit in form and substance sufficient to remove the parties in possession and mechanics lien exceptions from the standard ALTA title insurance policy;

     (d)  signed closing statement; and

     (e)  a FIRPTA Affidavit executed by SELLER in the form of Exhibit C.

24.  BUYER'S CLOSING DOCUMENTS. At the Closing, BUYER shall deliver to SELLER:

     (a)  the Lease;

     (b)  a signed closing statement; and

     (c) The balance of the Purchase Price and other sums to be paid by BUYER hereunder.


                              [End of text on page]


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     EXECUTED as a sealed instrument as of the day and year first above written.

SELLER: QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation


                                    By:     ______/s/_________________
                                    Name:   _______________________
                                    Title:  _______________________


BUYER:                              ROSEWOOD MANAGEMENT ASSOCIATES, INC.,
                                    a Massachusetts corporation


                                    By:     ______/s/_________________
                                    Name:   _______________________
                                    Title:  _______________________


ESCROW AGENT:                       STEWART TITLE GUARANTY COMPANY

                                    By:     ______/s/_________________
                                    Name:   _______________________
                                    Title:  _______________________


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                                    EXHIBIT A

                                LEGAL DESCRIPTION

                                  See attached



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                                    EXHIBIT B

                                 QUITCLAIM DEED

     Quaker Fabric Corporation of Fall River, a Massachusetts corporation ("Grantor"), for consideration of Four Million Seven Hundred Thousand Dollars ($4,700,000.00), grants to Rosewood Management Associates, Inc., a Massachusetts corporation, the address of which is 40 Mechanic Street, Suite 300, Marlborough, MA 01752, with quitclaim covenants, that certain parcel of land, together with all buildings and other improvements thereon and all appurtenances thereto, such real property being known as 1082 Davol Street, Fall River, Massachusetts, in Bristol County, Massachusetts, and being bounded and more particularly as described in Exhibit A attached hereto and made a part hereof, subject all easements, agreements and restrictions of record insofar as in force and applicable.

     The real property conveyed hereby is the same as that acquired by grantor by a Quitclaim Deed dated ____, recorded with the Bristol County Fall River District Registry of Deeds in Book ____, Page ____.

     The within conveyance does not constitute a sale of all or substantially all of the real property owned by Grantor in the Commonwealth of Massachusetts,

     IN WITNESS WHEREOF, this Quitclaim Deed has been executed as a sealed instrument to be effective as of the ____ day of ____________, 2007.


                         QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation


                         By:________________________
                         Name:______________________
                         Title:_____________________


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                                EXHIBIT A TO DEED

                                LEGAL DESCRIPTION



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                                    EXHIBIT C

                               FIRPTA CERTIFICATE

     To inform Rosewood Management Associates, Inc., a Massachusetts corporation ("Transferee"), that withholding of tax under Section 1445 of the Internal
Revenue Code of 1986, as amended (the "Code"), will not be required upon the transfer of certain real property to Transferee by Quaker Fabric Corporation of Fall River ("Transferor"), Transferor hereby certifies the following:

     1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the regulations promulgated thereunder);

     2. Transferor's U.S. employer identification number is: [__________]; and

     3. Transferor's office address is 941 Grinnell Street, Fall River, MA 02721-5215.

     Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment, or both.

     Under penalty of perjury, Transferor declares that it has examined this Certification and that to the best of its knowledge and belief it is true, correct and complete.

                                  Dated as of the ____ day of ___________, 2007.


                                   QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation

                                   By:_______________________
                                   Name:_____________________
                                   Title:____________________


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